(e) Certification

under Rule 466

Certification under Rule 466

The Depositary, Citibank, N.A., represents and certifies the following:

That it previously had filed a Registration Statement on Form F-6 (Sumitomo Mitsui Financial Group, Inc. File No. 333- 101986), which the Commission declared effective, with terms of deposit identical to the terms of this Registration Statement.

That its ability to designate the date and time of effectiveness under Rule 466 has not been suspended.

Citibank, N.A., as Depositary

By:	/s/ Patricia Brigantic
Name:	Patricia Brigantic
Title: Director & Counsel